UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): Ocotber 16, 2006

Commission file number: 01-12584

SHEFFIELD PHARMACEUTICALS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	13-3808303
(State of Incorporation)	(I.R.S. Employer Identification No.)

1576 Bella Cruz Drive, Suite 322, The Villages, FL	32159
(Address of Principal Executive Offices)	(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (352) 750-0751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On October 13, 2006, the Registrant's board of directors appointed Nicholas Stergis, M.S. to the board of directors.

Nicholas Stergis, M.S. Mr. Stergis is co-founder and Managing Director of Accredited Ventures Inc., a venture capital firm specializing in the biotechnology and pharmaceutical industries. Mr. Stergis is also Managing Director of Accredited Equities, Inc., an NASD member firm.

Mr. Stergis is co-founder, Chief Operating Officer and a member of the board of directors of Pipex Therapeutics, Inc. Prior to co-founding Pipex, Mr. Stergis was a co-founder, Chief Operating Officer and director of Developmental Therapeutics, Inc., cardiovascular drug development company, until its acquisition in October 2003, by Titan Pharmaceuticals, Inc. (AMEX:TTP), a publicly-traded pharmaceutical company.

Prior to co-founding Accredited Ventures, Mr. Stergis was the Interim Director of Corporate Development for Corporate Technology Development, Inc. (CTD), a biopharmaceutical company based in Miami, Florida, until its merger with DOR BioPharma, Inc. (DOR), a publicly traded biotechnology company. During his tenure at CTD, he was responsible for all development tasks associated with the company’s lead product, orBec®, which has completed a pivotal Phase III clinical trial and is pending NDA submission. He was also instrumental in CTD’s divestiture of important botulinum toxin intellectual property to Allergan, Inc. (NYSE:AGN), a publicly traded specialty pharmaceutical companies. Prior to joining CTD, Mr. Stergis was a Technology Associate at Paramount Capital, a New York based, private equity, venture capital, investment banking and asset management group specializing in the biotechnology and pharmaceutical industries. There, he participated in the startup, acquisition and financing of various biotechnology companies, including CTD.

Mr. Stergis received his M.S. in Biology from New York University as well as a B.S. in Biology from the University at Albany, State University of New York. Mr. Stergis is also a director and officer of several privately held biopharmaceutical companies which are engaged in the in-licensing of biopharmaceutical candidates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sheffield Pharmaceuticals, Inc.
By: /s/ Michael F. Manion, CEO, CFO and Chairman

Date: October 16, 2006